------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Hollinger Inc.                          |    Hollinger International Inc. (HLR)        |     Issuer (Check all applicable)    |
|    (See Schedule I for additional          |                                              |                                      |
|    reporting persons                       |                                              |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|  Hollinger International Inc.              |    (Voluntary)          |     July 2000      |              below)                  |
|  401 North Wabash Avenue, Suite 740        |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Chicago           IL              60611    |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Class A Common Stock |      (2)          |  X    |      |  233,334   |  D    | (3)  |        (4)         |    (5)      |    (5)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| HI Series II          |      (3)     |    (2)   |  X  |    |       | 507,249|  (6)   |        |  (7)   |   (8)     |      (9)    |
| Call Options          |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       (10)          |           (10)                |       (10)           |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
See Schedule I attached hereto.
                                                                                        HOLLINGER INC.
**  Intentional misstatements or omissions of facts constitute Federal             By: /s/ Charles G. Cowan           August 8, 2000
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               --------------------------------     --------------
                                                                                 **Signature of Reporting Person      Date
                                                                                        Charles G. Cowan
                                                                                    Vice-President and Secretary
Note. File three copies of this form, one of which must be manually signed.                                            Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                            (Print or Type Responses)

                                                                                   THE RAVELSTON CORPORATION
                                                                                   LIMITED

**  Intentional misstatements or omissions of facts constitute Federal Criminal     By: /s/ Charles G. Cowan         August 8, 2000
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                         --------------------------------   ---------------
                                                                                  **Signature of Reporting Person     Date
                                                                                         Charles G. Cowan
                                                                                     Vice-President and Secretary
Note. File three copies of this form, one of which must be manually signed.                                          Page 3
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                            (Print or Type Responses)

**  Intentional misstatements or omissions of facts constitute Federal              /s/ Conrad M. Black              August 8, 2000
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             --------------------------------      --------------
                                                                                 **Signature of Reporting Person       Date
                                                                               The Hon. Conrad M. Black, P.C.,O.C.
Note. File three copies of this form, one of which must be manually signed.                                           Page 4
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                            (Print or Type Responses)

**  Intentional misstatements or omissions of facts constitute    /s/ Barbara Amiel Black            August 8, 2000
    Federal Criminal Violations. See 18 U.S.C. 1001 and           -------------------------------    --------------
    15 U.S.C. 78ff(a).                                            **Signature of Reporting Person    Date
                                                                          Barbara Amiel Black
                                                                                                     Page 5
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                            (Print or Type Responses)

                                   SCHEDULE I

                           Explanatory Notes to Form 4

Name and Address of Reporting Person:
        Hollinger Inc. ("HI")
        c/o Hollinger International Inc.
        401 North Wabash Avenue, Suite 740
        Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
        Hollinger International Inc./HLR

Statement for Month/Year
        July 2000

Additional Reporting Persons:

         The Ravelston Corporation Limited ("Ravelston")
         c/o Hollinger International Inc.
         401 North Wabash Avenue, Suite 740
         Chicago, Illinois 60611
         Relationship to Issuer: 10% Owner

         Conrad M. Black ("CMB")
         c/o Hollinger International Inc.
         401 North Wabash Avenue
         Chicago, Illinois 60611
         Relationship to Issuer: Director, Officer and 10% Owner

         Barbara Amiel Black ("Amiel")
         c/o Hollinger International Inc.
         401 North Wabash Avenue
         Chicago, Illinois 60611
         Relationship to Issuer: Director, Officer and 10% Owner
                                     via spouse CMB

Explanations:

(1)    (i)          For HI:                    10% Owner
       (ii)         For Ravelston:             10% Owner
       (iii)        For CMB:                   Director, Officer (Chairman, President and Chief
                                               Executive Officer) and 10% Owner




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       (iv)         For Amiel:                 Director and Officer
                                               (Vice President) and 10% owner
                                               via spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on various dates throughout the month of May (with respect to and aggregate of 233,334 Class A Common Shares during such period) in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Issuer's parent corporation.

(3) The consideration given for the exchange of each Series II Share was 0.46 of a Class A Common Share.

(4)     (i)         For HI:                    23,301,535 Class A Common Shares
                                               held directly by HI, and
                                               indirectly via its wholly owned
                                               subsidiary 504468 N.B. Inc.

        (ii)        For Ravelston:             23,301,535 Class A Common Shares
                                               indirectly via its control over
                                               HI

        (iii)       For CMB:                   23,301,535 Class A Common Shares
                                               via his control over Ravelston,
                                               which controls HI, 600 Class A
                                               Common Shares directly, 9,600
                                               Class A Common Shares indirectly
                                               via Conrad Black Capital
                                               Corporation, 50 Class A Common
                                               Shares indirectly via son, and
                                               500 Class A Common Shares
                                               indirectly via spouse. CMB
                                               disclaims beneficial ownership of
                                               his son's and spouse's securities
                                               and this report shall not be
                                               deemed an admission that he is a
                                               beneficial owner of such
                                               securities for purposes of
                                               Section 16 or for any other
                                               purpose.

        (iv)        For Amiel.                 23,301,535 Class A Common Shares
                                               via spouse's control over
                                               Ravelston, 500 Class A Common
                                               Shares directly, 9,600 Class A
                                               Common Shares indirectly via
                                               spouse's control over Conrad
                                               Black capital corporation, 50
                                               Class A Common Shares indirectly
                                               via spouse's son, and 600 Class A
                                               Common Shares indirectly via
                                               spouse. Amiel disclaims
                                               beneficial ownership of her
                                               spouse's and her spouse's son's
                                               securities and this report shall
                                               not be deemed an admission that
                                               he is a beneficial owner of such
                                               securities for purposes of
                                               Section 16 or for any other
                                               purpose.

(5)     (i)         For HI:                    Directly.

        (ii)        For Ravelston:             Indirectly, via its control
                                               of HI.

        (iii)       For CMB:                   Directly and indirectly, via his
                                               control of Ravelston, which
                                               controls HI.

        (iv)        For Amiel:                 Directly and indirectly via her
                                               spouse, CMB, and his control of
                                               Ravelston, which controls HI.

(6)     Immediately.

(7)     Class A Common Stock of the Issuer.
(8)     233,334

(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.] $10.00 per share.

(10)    (i)         For HI:                    10,704,490 Series II Shares
                                               remain outstanding, resulting in
                                               a put equivalent position with
                                               respect to 4,924,065 Class A
                                               Common Shares.

        (ii)        For Ravelston:             66,693 Series II Shares directly,
                                               resulting in a call equivalent
                                               position with respect to 30,679
                                               Class A Common Shares. Via its
                                               control of HI, Ravelston
                                               indirectly beneficially owns HI's
                                               position in the Series II Shares.

        (iii)       For CMB:                   1,611,039 Series II Shares
                                               directly, resulting in a call
                                               equivalent position with respect
                                               to 741,077 Class A Common Shares.
                                               Via his control of Ravelston (and
                                               its control of HI), CMB
                                               indirectly beneficially owns
                                               Ravelston's and HI's positions in
                                               the Series II Shares.

        (iv)        For Amiel:                 Amiel disclaims beneficial
                                               ownership of CMB's securities and
                                               this report shall not be deemed
                                               an admission that she is a
                                               beneficial owner of such
                                               securities for purposes of
                                               Section 16 or for any other
                                               purpose.


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